---------------------------
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                                                  hours per response...14.90
                                                  ---------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                        (Amendment No. _______________)*


                             QuadraMed Corporation
                             ---------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
                          ----------------------------
                         (Title of Class of Securities)

                                    74730W10
                                 --------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------                           ---------------------------
|CUSIP NO. 74730W10     |          13G             |   Page  2  of   22 Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  New Enterprise Associates V, Limited Partnership                   |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware Limited Partnership                                       |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 380,929 shares                           |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 380,929 shares                           |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 380,929 shares                                                      |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 6.7%                                                                |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | PN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 74730W10     |          13G             |   Page  3  of   22 Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  NEA Partners V, Limited Partnership                                |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware Limited Partnership                                       |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 380,929 shares                           |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 380,929 shares                           |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 380,929 shares                                                      |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 6.7%                                                                |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | PN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 74730W10     |          13G             |   Page  4  of   22 Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  The Silverado Fund I, Limited Partnership                          |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware Limited Partnership                                       |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 380,929 shares                           |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 380,929 shares                           |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 380,929 shares                                                      |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 6.7%                                                                |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | PN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 74730W10     |          13G             |   Page  5  of   22 Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  NEA Silverado Partners I, Limited Partnership                      |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware Limited Partnership                                       |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 380,929 shares                           |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 380,929 shares                           |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 380,929 shares                                                      |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 6.7%                                                                |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | PN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 74730W10     |          13G             |   Page  6  of   22 Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Frank A. Bonsal, Jr.                                               |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 380,929 shares                           |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 380,929 shares                           |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 380,929 shares                                                      |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 6.7%                                                                |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | IN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 74730W10     |          13G             |   Page  7  of   22 Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Nancy L. Dorman                                                    |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 380,454 shares                           |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 380,454 shares                           |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 380,454 shares                                                      |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 6.7%                                                                |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | IN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 74730W10     |          13G             |   Page  8  of   22 Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  C. Richard Kramlich                                                |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 380,929 shares                           |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 380,929 shares                           |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 380,929 shares                                                      |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 6.7%                                                                |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | IN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 74730W10     |          13G             |   Page  9  of   22 Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Arthur J. Marks                                                    |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 380,929 shares                           |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 380,929 shares                           |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 380,929 shares                                                      |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 6.7%                                                                |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | IN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 74730W10     |          13G             |   Page  10  of   22 Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Thomas C. McConnell                                                |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware Limited Partnership                                       |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 380,454 shares                           |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 380,454 shares                           |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 380,454 shares                                                      |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 6.7%                                                                |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | IN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO. 74730W10     |          13G             |   Page 11  of   22 Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Charles W. Newhall III                                             |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 380,929 shares                           |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 380,929 shares                           |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 380,929 shares                                                      |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 6.7%                                                                |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | IN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a). Name of Issuer: QuadraMed Corporation.
           --------------

Item 1(b). Address of Issuer's Principal Executive Offices:
           -----------------------------------------------
          80 East Sir Frances Drake Boulevard, Suite 2A, Larkspur, CA 94939

Item 2(a). Names of Persons Filing:
           -----------------------
          New Enterprise Associates V, Limited Partnership ("NEA V") and The Silverado Fund I, Limited Partnership ("Silverado") (collectively, the "Funds"); NEA Partners V, Limited Partnership ("NEA Partners V"), which is the sole general partner of NEA V, and NEA Silverado Partners I, Limited Partnership ("Silverado Partners"), which is the sole general partner of Silverado (collectively, the "GPLP's"); and Frank
          A. Bonsal, Jr. ("Bonsal"), Nancy L. Dorman ("Dorman"), C. Richard Kramlich ("Kramlich"), Arthur J. Marks ("Marks"), Thomas C. McConnell ("McConnell") and Charles W. Newhall III ("Newhall") (collectively, the "General Partners"). Bonsal, Dorman, Kramlich, Marks, McConnell and Newhall are individual general partners of NEA Partners V. Bonsal, Kramlich, Marks and Newhall are individual general partners of Silverado Partners. The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

Item 2(b). Address of Principal Business Office or, if None, Residence:
           ------------------------------------------------------------
          The address of the principal business office of NEA V, NEA Partners V, Silverado, Silverado Partners, Bonsal, Dorman, Marks and Newhall is New Enterprise Associates, 1119 St. Paul Street, Baltimore, Maryland 21202. The address of the principal business office of McConnell and Kramlich is New Enterprise Associates, 2490 Sand Hill Road, Menlo Park, California 94025.

Item 2(c). Citizenship:
           -----------
          Each of the Funds and the GPLP's is a limited partnership organized under the laws of the State of Delaware. Each of the General Partners is a United States citizen.

Item 2(d). Title of Class of Securities:
           ----------------------------
          Common Stock, $.01 par value ("Common Stock").

Item 2(e). CUSIP Number:   74730W10
           ------------

Item 3.    If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b),
           -------------------------------------------------------------------
           check whether the person filing is a:
           -------------------------------------

          (a) [ ] Broker or Dealer registered under Section 15 of the Securities Exchange Act of 1934 (the "Act").

          (b)  [ ] Bank as defined in Section 3(a)(6) of the Act.

          (c)  [ ] Insurance Company as defined in Section 3(a)(19) of the Act.

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940.

          (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.


                              Page 12 of 22 Pages

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F) of the Act.

          (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) of the Act.

          (h)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H) of the Act.

          Not applicable. This Schedule 13G is not being filed pursuant to Rule 13d-1(b) or Rule 13d-2(b).


Item 4. Ownership.
        ----------

          (a) Amount Beneficially Owned: NEA V is the record owner of 380,454 shares as of December 31, 1996 (the "NEA V Shares"). Silverado is the record owner of 475 shares as of December 31, 1996 (the "Silverado Shares"). As the sole general partner of NEA V, NEA Partners V may be deemed to own beneficially the NEA V Shares. As the sole general partner of Silverado, Silverado Partners may be deemed to own beneficially the Silverado Shares. As general partners of NEA Partners V, which is the sole general partner of NEA V, Dorman and McConnell may also be deemed to own beneficially the NEA V Shares. As general partners of both GPLP's, which are general partners of the Funds, Bonsal, Kramlich, Marks and Newhall may also be deemed to own beneficially the NEA V Shares and the Silverado Shares. By virtue of their relationship as affiliated limited partnerships, whose general partners have overlapping individual general partners, each Fund may be deemed to share the power to direct the disposition and vote of the NEA V Shares and the Silverado Shares, for an aggregate of 380,929 shares (the "Record Shares"). As general partners of the Funds, each GPLP may also be deemed to own beneficially the Record Shares, and as general partners of both GPLP's, which are general partners of the Funds, Bonsal, Kramlich, Marks and Newhall may also be deemed to own beneficially the Record Shares. As general partners of NEA Partners V, Dorman and McConnell may be deemed to own beneficially the NEA V Shares for an aggregate of 380,454 shares.

          (b) Percent of Class: 6.7% for each Reporting Person. The foregoing percentage is calculated based on the 5,692,683 shares of Common Stock reported to be outstanding in the Quarterly Report on Form 10-QSB of QuadraMed Corporation for the fiscal quarter ended September 30, 1996, as adjusted pursuant to Rule 13d-3(d)(1).

          (c) Number of shares as to which such person has:

               (i) sole power to vote or to direct the vote: 0 shares for each Reporting Person.

               (ii) shared power to vote or to direct the vote: 380,929 shares for each of the Funds, each of the GPLP's, Bonsal, Kramlich, Marks and Newhall. 380,454 for each of Dorman and McConnell.

                               Page 13 of 22 Pages

               (iii) sole power to dispose or to direct the disposition of: 0 shares for each Reporting Person.

               (iv) shared power to dispose or to direct the disposition of:
                    380,929 shares for each of the Funds, each of the GPLP's, Bonsal, Kramlich, Marks and Newhall. 380,454 for each of Dorman and McConnell.

          Each Reporting Person disclaims beneficial ownership of such shares of Common Stock except, in the case of NEA V for the 380,454 shares it holds of record and Silverado for the 475 shares it holds of record.


Item 5. Ownership of Five Percent or Less of a Class.
        ---------------------------------------------
          Not applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.
        ----------------------------------------------------------------
          Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
        -----------------------------------------------------------------------
          Not applicable.

Item 8. Identification and Classification of Members of the Group.
        ----------------------------------------------------------
          Not applicable. The Reporting Persons expressly disclaim membership in a "group" as used in Rule 13d-1(b)(ii)(H).


Item 9. Notice of Dissolution of Group.
        -------------------------------
          Not applicable.


Item 10. Certification.
         --------------
          Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).



                               Page 14 of 22 Pages

                                   SIGNATURE


     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:   February 10, 1997


NEW ENTERPRISE ASSOCIATES V, LIMITED PARTNERSHIP

By: NEA PARTNERS V, LIMITED PARTNERSHIP

        By:              *
           ---------------------------------
               Charles W. Newhall III
               General Partner


NEA PARTNERS V, LIMITED PARTNERSHIP

By:                     *
     -------------------------------------
       Charles W. Newhall III
       General Partner


THE SILVERADO FUND I, LIMITED PARTNERSHIP

By:     NEA SILVERADO PARTNERS I, LIMITED PARTNERSHIP

        By:             *
           ---------------------------------
               Charles W. Newhall III
               General Partner

NEA SILVERADO PARTNERS I, LIMITED PARTNERSHIP

By:                     *
     -------------------------------------
        Charles W. Newhall III
        General Partner

                               Page 15 of 22 Pages

            *
--------------------------
Frank A. Bonsal, Jr.



            *
--------------------------
C. Richard Kramlich



            *
--------------------------
Arthur J. Marks



            *
--------------------------
Thomas C. McConnell



            *
--------------------------
Charles W. Newhall III




                                      *By:    /s/ Nancy L. Dorman
                                             -----------------------------------
                                              Nancy L. Dorman, in her individual
                                              capacity and as Attorney-in-Fact

--------------------------------------------------------------------------------
This Schedule 13G was executed by Nancy L. Dorman pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 13, 1992 in connection with a Schedule 13G for Advanced Interventional Systems Inc. and on February 13, 1995 in connection with a Schedule 13G for Acuity Imaging, Inc., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.

                               Page 16 of 22 Pages

                                                                       Exhibit 1
                                                                       ---------

                                   AGREEMENT


     Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of QuadraMed Corporation.

     EXECUTED as a sealed instrument this 10th day of February, 1997.


NEW ENTERPRISE ASSOCIATES V, LIMITED PARTNERSHIP

By: NEA PARTNERS V, LIMITED PARTNERSHIP

        By:             *
            ---------------------------
               Charles W. Newhall III
               General Partner


NEA PARTNERS V, LIMITED PARTNERSHIP

By:               *
     ----------------------------
       Charles W. Newhall III
       General Partner


THE SILVERADO FUND I, LIMITED PARTNERSHIP

By: NEA SILVERADO PARTNERS I, LIMITED PARTNERSHIP

        By:               *
             ----------------------------
                Charles W. Newhall III
                General Partner


NEA SILVERADO PARTNERS I, LIMITED PARTNERSHIP

By:               *
     ----------------------------
       Charles W. Newhall III
       General Partner


                               Page 17 of 22 Pages

               *
-------------------------------
Frank A. Bonsal, Jr.



               *
-------------------------------
C. Richard Kramlich



               *
-------------------------------
Arthur J. Marks



               *
-------------------------------
Thomas C. McConnell



               *
-------------------------------
Charles W. Newhall III




                                 *By:    /s/ Nancy L. Dorman
                                        -------------------------------------
                                         Nancy L. Dorman, in her individual
                                         capacity and as Attorney-in-Fact


--------------------------------------------------------------------------------
This Agreement was executed by Nancy L. Dorman pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 13, 1992 in connection with a Schedule 13G for Advanced Interventional Systems Inc. and on February 13, 1995 in connection with a Schedule 13G for Acuity Imaging, Inc., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.




                               Page 18 of 22 Pages

                                                                       Exhibit 2
                                                                       ---------

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman and Charles W. Newhall III, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 23rd day of April, 1991.


                                /s/ Raymond L. Bank
                                --------------------------
                                Raymond L. Bank


                                /s/ Thomas R. Baruch
                                --------------------------
                                Thomas R. Baruch


                                /s/ Cornelius C. Bond, Jr.
                                --------------------------
                                Cornelius C. Bond, Jr.


                                /s/ Frank A. Bonsal, Jr.
                                --------------------------
                                Frank A. Bonsal, Jr.


                                /s/ James A. Cole
                                --------------------------
                                James A. Cole

                               Page 19 of 22 Pages

                                /s/ Nancy L. Dorman
                                --------------------------
                                Nancy L. Dorman


                                /s/ Neal M. Douglas
                                --------------------------
                                Neal M. Douglas


                                /s/ John W. Glynn, Jr.
                                --------------------------
                                John W. Glynn, Jr.


                                /s/ Curran W. Harvey
                                --------------------------
                                Curran W. Harvey


                                /s/ Ronald Kase
                                --------------------------
                                Ronald Kase


                                /s/ C. Richard Kramlich
                                --------------------------
                                C. Richard Kramlich


                                /s/ Robert F. Kuhling
                                --------------------------
                                Robert F. Kuhling


                                /s/ Arthur J. Marks
                                --------------------------
                                Arthur J. Marks


                                /s/ Thomas C. McConnell
                                --------------------------
                                Thomas C. McConnell


                                /s/ Donald L. Murfin
                                --------------------------
                                Donald L. Murfin


                                /s/ H. Leland Murphy
                                --------------------------
                                H. Leland Murphy


                               Page 20 of 22 Pages

                                /s/ John M. Nehra
                                --------------------------
                                John M. Nehra


                                /s/ Charles W. Newhall III
                                --------------------------
                                Charles W. Newhall III


                                /s/ Terry L. Opdendyk
                                --------------------------
                                Terry L. Opdendyk


                                /s/ Barbara J. Perrier
                                --------------------------
                                Barbara J. Perrier


                                /s/ C. Vincent Prothro
                                --------------------------
                                C. Vincent Prothro


                                /s/ C. Woodrow Rea, Jr.
                                --------------------------
                                C. Woodrow Rea, Jr.


                                /s/ Howard D. Wolfe, Jr.
                                --------------------------
                                Howard D. Wolfe, Jr.


                                /s/ Nora M. Zietz
                                --------------------------
                                Nora M. Zietz

                              Page 21 of 22 Pages

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman and Charles W. Newhall III, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 1st day of January, 1994.

                                /s/ Peter J. Barris
                                -----------------------
                                Peter J. Barris


                                /s/ Debra E. King
                                -----------------------
                                Debra E. King


                                /s/ Peter T. Morris
                                -----------------------
                                Peter T. Morris


                                /s/ Hugh Y. Rienhoff, Jr.
                                -----------------------
                                Hugh Y. Rienhoff, Jr.


                                /s/ Alexander Slusky
                                -----------------------
                                Alexander Slusky


                                /s/ Louis B. Van Dyck
                                -----------------------
                                Louis B. Van Dyck


                              Page 22 of 22 Pages